Exhibit 10.1

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY COMPENSATION POLICY AND SHARE OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS

May 22, 2024

The Board of Directors (the “Board”) of Willis Towers Watson Public Limited Company, a company organized under the laws of Ireland (the “Company”), has deemed it advisable and in the best interests of the Company to formalize the current Non-Employee Director compensation package and share ownership guidelines through the adoption of this Compensation and Ownership Policy (the “Policy”).

1.
Definitions.

a.
“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its subsidiaries or affiliates.

b.
“Specified Currency” means United States Dollars (“USD”), Euros (“EUR”), Great British Pounds (“GBP”), or the Non-Employee Director’s Primary Currency (as defined in Section 6(a) below).

c.
“Term of Service” or “Term” with Respect to Non-Employee Directors means the period of time from his or her annual election at the Annual General Meeting of Shareholders (“AGM”) (or such later date if the Non-Employee Director is appointed following the date of an AGM) until the next AGM.

d.
“Term of Service” or “Term” with Respect to the Board and Committee Chairs means the period commencing on his or her appointment by the Board to such position and ending on the date of reappointment if the Non-Employee Director is reappointed (or ending on the date of the next AGM if the Non-Employee Director is not reappointed).

2.
Term Cash Fees.

a.
Non-Employee Director Base Fee. For each term of service as a Non-Employee Director, a cash fee of $125,000 shall be paid to each Non-Employee Director. Each Non-Employee Director may elect to receive such fee 100% in equity on the same terms and conditions as the equity granted under Section 3 below.

b.
Chair Committee Premium Fees. The additional fees set forth below shall be paid to a Non- Employee Director for each term of service that he or she serves as the Board Chair or chair of a Board committee, as set forth below. For the avoidance of any doubt, no additional or separate fees or other compensation shall be paid to a Non-Employee Director for services provided as a member of a Board committee.

i.	Chair of the Board:	$100,000
provided, however, that the Chair may elect to receive such fee 100% in equity on the same terms and conditions as the equity granted under Section 3 below.

ii.	Chair of the Audit & Risk Committee:	$25,000

iii.	Chair of the Operational Transformation Committee:	$25,000
iv.	Chair of the Compensation Committee:	$15,000
v.	Chair of the Corporate Governance & Nominating Committee:	$12,500

c.
If, for an upcoming term, a Non-Employee Director elects to receive his/her:

i.
Base Fee, set forth under Section 2(a), 100% in equity; and/or

ii.
Board Chair Premium Fee, if applicable, set forth under Section 2(b)(i), 100% in equity,

then such election(s) shall be made in writing, substantially in the form attached hereto as Exhibit A, and sent to the Company Secretary during an “open window” (as defined by the Company’s Insider Trading Policy), when the Non-Employee Director does not possess any material, non-public information, and by December 31st of the calendar year immediately preceding the calendar year in which the upcoming term is scheduled to commence. If no election is made by the Non-Employee Director, he/she will receive the applicable fee(s) in cash.

d.
Vesting; Accelerated Vesting. Cash fees shall vest and be payable in four equal quarterly installments at the end of each calendar quarter; provided, however, if any Non-Employee Director is appointed, in accordance with applicable law and the Company’s Memorandum and Articles of Association and other corporate governance documents, to fill a vacancy after an AGM or if the Chair of the Board, Chair of a Committee or Member of any Board Committee is appointed in the middle of a term, then, in the discretion of the Compensation Committee, such Non-Employee Director may be entitled to a prorated portion of the cash fees based on the portion of a calendar quarter during which the Non-Employee Director served in the relevant position. Notwithstanding the foregoing, if a Non-Employee Director ceases to serve through one or more quarterly vesting dates due to death, disability, removal, resignation or retirement, the Compensation Committee shall have the discretion to accelerate the vesting of all or a portion of the cash fees as of the date of such cessation of service. Otherwise, the unvested cash fees in respect of the remainder of the relevant term shall be forfeited.

e.
Multiple Roles. If a Non-Employee Director serves in more than one of the roles noted in

Section 2(b), he/she shall be entitled to receive compensation for each role, provided that no additional compensation shall be payable to a Non-Employee Director serving as the Board Chair for services performed as a Board committee chair.

3.
Annual Equity Grant.

a.
Non-Employee Directors. Each Non-Employee Director who is elected at the Company’s AGM shall, in addition to the cash fees referred to in Section 2, be granted a time-based equity award covering a number of ordinary shares having an approximate aggregate value of

$220,000, provided, however, that if any Non-Employee Director is appointed, in accordance with applicable law and the Company’s Memorandum and Articles of Association and other corporate governance documents, to fill a vacancy after an AGM, then, in the discretion of the Compensation Committee, such Non-Employee Director may be entitled to receive a prorated equity award on such terms and conditions, including a grant date, approved by the Compensation Committee. The equity award shall be calculated based on the closing price of the Company’s ordinary shares on the date of the grant as reported on NASDAQ and rounded down to the nearest whole ordinary share. The terms of the equity grant shall be as set forth in this Section 3.

b.
Board Chair. In addition to the equity award set forth in Section 3(a), in consideration for the services performed in his/her capacity as the Board Chair, the Board Chair shall be granted, at the same time and on the same terms and conditions as the equity granted under Section 3(a) above, an equity award covering a number of ordinary shares having an approximate aggregate value of $100,000, provided, however, that if any Chair is appointed in the middle of the term, then, in the discretion of the Compensation Committee, such Board Chair may be entitled to receive a prorated equity award on such terms and conditions, including a grant date, approved by the Compensation Committee.

c.
Form of Equity Award. The equity award shall be made in the form of restricted share units (“RSUs”).

d.
Grant Date. The equity award granted pursuant to Sections 3(a) and 3(b) shall be granted on the date of the AGM.

e.
Vesting; Accelerated Vesting. The equity award granted under this Section 3 shall vest 100% in full on the one-year anniversary of the grant date unless the next subsequent AGM following the grant date occurs prior to the one-year anniversary of the grant date, in which case the equity award will vest 100% in full on the date of the AGM; provided, however, that equity granted by the Compensation Committee to a Non-Employee Director appointed to the Company after an AGM or to a Chair appointed in the middle of the term, may vest at such time as determined by the Compensation Committee as long as that Non-Employee Director or the Board Chair continues to serve in such capacity through the vesting date. Notwithstanding the foregoing, if a Non-Employee Director ceases to serve through the vesting date due to death, disability, removal, resignation or retirement, the Compensation Committee shall have the discretion to accelerate the vesting of the equity as of the date of such Non- Employee Director’s cessation of service. Otherwise, such equity award shall be forfeited.

f.
Change in Control. The Compensation Committee shall have the discretion to accelerate the vesting of the equity granted under this Section 3 or take other steps specified in the 2012 Plan in the event of a change of control (as defined in the 2012 Plan).

g.
Dividend Equivalents. There will be no dividend equivalents on the RSUs granted under Section 3.

h.
Tax-Related Items. Each Non-Employee Director must make full payment to the Company of all Tax-Related Items (as defined in the 2012 Plan), which under federal, state, local or foreign law, the Company or any subsidiary is required to withhold upon vesting, settlement or other taxable event applicable to the equity awards granted to the Non-Employee Director. In this regard, the Non-Employee Director authorizes the Company or its respective agents, to satisfy the obligations for all Tax-Related Items by withholding in shares to be issued at settlement of the equity awards. In the alternative, the Non-Employee Director may satisfy the obligations for the Tax-Related Items by payment of cash or check by notifying the Company of such election at least fourteen (14) days (or such other notice period as is determined by the Company and communicated to the Non-Employee Director) in advance of, and making arrangements for such alternative payment to be effective as of, the date of the taxable event.

i.
The Plan. The equity granted under this Policy shall be made in accordance with the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan or any successor plan thereto (the “2012 Plan”). All applicable terms of the 2012 Plan apply to this Policy as if fully set forth herein except to the extent such other provisions are inconsistent with this Policy, and all grants of equity hereby are subject in all respect to the terms of the 2012 Plan.

j.
Nominal Value. The ordinary shares to be issued upon vesting of the equity granted under this Section 3 must be fully paid up in accordance with the requirements of applicable law and the Company’s Memorandum and Articles of Association and other corporate governance documents by payment of the nominal value per ordinary share. The Compensation Committee shall ensure that payment of the nominal value for any such ordinary shares is received by the Company on behalf of the Non-Employee Director in accordance with the foregoing requirements.

k.
Written Grant Agreement. The award of equity under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form duly executed by an executive officer of the Company, provided, however, that to the extent that the terms of this Policy are inconsistent with any such written agreement, the terms of this Policy shall prevail.

4.
Share Ownership Guidelines.

a.
Non-Employee Directors are required to accumulate shares at least equal to five times the annual cash retainer (i.e., $625,000), valued based on the average daily share price over the last 30 business days of the Company’s fiscal year. Each Non-Employee Director has eight years from the date of appointment to the legacy Willis Group Holdings Public Limited Company Board, the legacy Towers Watson & Co. Board or the Willis Towers Watson Public Limited Company Board, as applicable, to achieve compliance with such share ownership requirements. Until the ownership level is reached, Non-Employee Directors should not sell shares in excess of the amount needed to pay applicable taxes associated with the equity granted. Once a Non-Employee Director accumulates sufficient shares to meet the $625,000 requirement, he/she is not required to retain shares above the threshold. If as a result of a share price decline subsequent to a Non-Employee Director meeting the ownership requirements the Non-Employee Director does not satisfy the requirements as of the Company’s fiscal year-end, he/she is not required to “buy up” to a new number of shares needed to meet the ownership requirements. However, he/she is required to retain the number of shares that originally were acquired to reach the share ownership threshold until such time as he/she is once again above the threshold.

b.
In case of financial hardship, the ownership requirements may be waived until the hardship no longer applies or such appropriate time as the Compensation Committee shall determine.
c.
Ordinary shares, deferred shares, share equivalents, restricted share units and restricted shares all count toward satisfying the requirements. Stock options do not count toward satisfying the requirements.

d.
Non-Employee Directors are required to hold the number of shares needed to meet the ownership requirements until six months after Non-Employee Directors leave Board service (other than to satisfy tax obligations on the vesting/distribution of existing equity awards). In the event a Non-Employee Director has not acquired this threshold of shares, he or she shall be prohibited from transferring any shares (other than to satisfy any tax obligations on the vesting/distribution of existing equity awards).

e.
Non-Employee Directors are permitted to sell or otherwise transfer any shares in excess of the ownership requirement subject to compliance with the Company’s Insider Trading Policy.

5.
Expenses Reimbursements. A Non-Employee Director shall be entitled to reimbursement in cash for any reasonable and necessary business expenses incurred in the exercise of such Non-Employee Director’s duties during a given term, subject to the timely submission of proper receipt(s) for such expenses in accordance with the Company’s policies (the “Expense Reimbursements”).

6.
Currency Election - Cash Fees and Expense Reimbursements.

a.
General. All cash fees described in the Policy are denominated in USD. Unless the Non- Employee Director has made a valid and timely Currency Election in accordance with Section 6(b), all cash fees and Expense Reimbursements shall be paid in the local currency of the country in which the Non-Employee Director maintains his/her primary residence, as reflected in the D&O Questionnaire completed by the Non-Employee Director for the applicable term (“Primary Currency”). The Non-Employee Director’s “Primary Currency” shall be deemed to be USD if the Non-Employee Director has not communicated to the Corporate Secretary prior to the payment of the cash fees that his or her primary residence is located in a country other than the United States.

b.
Currency Election. Except as otherwise provided by the Compensation Committee, for an upcoming term, a Non-Employee Director may make an irrevocable election to receive 100% of his/her cash fees and Expense Reimbursements in a single Specified Currency (“Currency Election”). For the avoidance of any uncertainty, no more than one Specified Currency may be elected pursuant to this Section 6(b). Except as otherwise provided by the Compensation Committee, such Currency Election shall be made in writing, substantially in the form attached hereto as Exhibit A, and sent to the Company Secretary, and such election shall apply to all cash fees and Expense Reimbursements paid during the entire term and all subsequent terms, until a new election has been made by the Non-Employee Director in accordance with Section 6(c). Except as otherwise provided by the Compensation Committee, a Currency Election must be made at the same time as an election that is made pursuant to Section 2(c) without regard to whether the Non-Employee Director makes an election under Section 2(c).

c.
Change to Currency Election. If a Non-Employee Director wishes to make a new Currency Election, he/she may do so only with respect to the next subsequent upcoming term in accordance with the procedures set forth in Section 6(b). For the avoidance of any doubt, a Non-Employee Director may not make any new Currency Election with respect to a current term.
d.
Currency Conversion. With respect to any cash fees and/or Expense Reimbursements to be paid in a Specified Currency pursuant to a Currency Election, such cash fees and/or Expense Reimbursements shall be converted, to the extent required, to the applicable Specified Currency for a given term using the exchange rate at the time of payment determined by the Company.

e.
Foreign Exchange Rate Fluctuation and Tax Considerations; Tax Reporting Requirements. For the avoidance of any doubt, neither the Company nor any of its subsidiaries or affiliates shall be liable for or provide any gross-up or similar payment to a Non-Employee Director on account of any foreign exchange rate fluctuation that may affect the value of any cash fees and/or Expense Reimbursements payable to such Non-Employee Director. Neither the Company nor any of its subsidiaries or affiliates shall be liable to a Non- Employee Director (or any individual claiming a benefit through a Non-Employee Director) for any tax, interest, or penalties the Non-Employee Director may owe as a result of any Currency Election or change thereto, and the Company and its subsidiaries and affiliates shall have no obligation to indemnify or otherwise hold harmless any Non-Employee Director from the obligation to pay any taxes in connection with any such Currency Election, change thereto or otherwise. Non-Employee Directors may be subject to tax reporting requirements as a result of receiving cash fees and/or Expense Reimbursement payments in a brokerage/bank account or legal entity located outside of the Non-Employee Director’s country or in connection with receiving cash fees and/or Expense Reimbursements in a currency other than their Primary Currency. The applicable laws of the Non-Employee Director’s country may require that the Non-Employee Director report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. Non- Employee Directors are solely responsible for ensuring compliance with any applicable tax reporting requirements and neither the Company nor any of its subsidiaries or affiliates shall have any liability with respect thereto. Notwithstanding the foregoing, the Company shall not be obligated to pay any cash fees or Expense Reimbursements to a Non-Employee Director in a Specified Currency, to the extent such payment would otherwise violate any applicable law, rule or regulation or the Non-Employee Director has not timely provided the Company Secretary with a valid brokerage or bank account that will accept the applicable Specified Currency.

7.
Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Compensation Committee in the future at its sole discretion subject to compliance with applicable law and the Company’s Memorandum and Articles of Association and other corporate governance documents, provided, however, that any amendment or modification to Sections 2(a), 2(b), 3(a), 3(b) and 4 shall require full Board approval. No Non-Employee Director shall have any rights under any equity granted under this Policy unless and until the equity is actually granted. Without limiting the generality of the foregoing, the Compensation Committee and the Board hereby expressly reserve the authority to terminate this Policy during any year.

8.
Effectiveness. This Policy shall become effective upon adoption by the Board.

Exhibit A

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

NON-EMPLOYEE DIRECTOR FEE EQUITY & CURRENCY ELECTION

Willis Towers Watson Public Limited Company Attention: Ms. Nicole Napolitano

Company Secretary & General Counsel, Corporate Governance Dear Ms. Napolitano:

Please be advised that pursuant to the Willis Towers Watson Public Limited Company (“WTW”) Compensation Policy and Share Ownership Guidelines for Non-Employee Directors (the “Policy”), I hereby make the following elections:

Equity Election

☐
By checking this box, I hereby elect to receive my annual base cash fee, payable under Section 2(a) of the Policy for service as a Non-Employee Director of the Board for the upcoming term, 100% in equity.
☐
[NOTE: Applicable only to Board Chair] By checking this box, I hereby elect to receive my annual Board Chair premium cash fee payable under Section 2(b)(i) of the Policy for service as Chair of the Board for the upcoming term, 100% in equity.

Currency Election

I hereby elect to receive any and all cash fees and Expense Reimbursements payable under the Policy for service as a Non-Employee Director of the Board for the upcoming term, in the following Specified Currency (only one Specified Currency may be selected):

☐
Euros (EUR) ☐ Great British Pounds (GBP) ☐ United States Dollars (USD)

I acknowledge and agree that (i) if I make no Currency Election, my cash fees and Expense Reimbursements will be paid in my Primary Currency (as defined in Section 6(a) of the Policy); (ii) my Currency Election above is subject to Section 6 of the Policy, is irrevocable for the upcoming term, and will remain in effect for all future terms until I change it in accordance with Section 6(c) of the Policy; and (iii) WTW has no obligation to pay me any cash fees or Expense Reimbursements in the Specified Currency to the extent any such payment would otherwise violate any applicable law, rule or regulation or I have not timely provided a valid brokerage or bank account that will accept the applicable payment in the Specified Currency (in which case the fees and payment of my Expense Reimbursements shall be paid in my Primary Currency).

Sincerely,

[Signature to be included]

Name of the [Non-Employee Director] [Date to be included]

cc: General Counsel

Head of Executive Compensation